Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-66976

                           PROSPECTUS SUPPLEMENT NO. 9
                     (To Prospectus Dated November 29, 2001)

                                 $1,010,834,000

                                 XL Capital Ltd
                   Zero-Coupon Convertible Debentures Due 2021
                   Exchangeable for Class A Ordinary Shares of
                                 XL Capital Ltd



     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 29, 2001, as amended or supplemented, relating to the potential sale from time to time by the Selling Securityholders of up to $1,010,834,000 aggregate principal amount at maturity of Zero-Coupon Convertible Debentures due 2021 (the "Debentures") of XL Capital Ltd, a Cayman Islands exempted limited company, issued in a private transaction on May 23, 2001 and Class A Ordinary Shares, par value US$0.01 each, of XL Capital Ltd (the "Ordinary Shares"), issuable upon exchange of the Debentures. The Debentures are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The information contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted and replaced in its entirety with the information set forth below with respect to the Selling Securityholders, the respective principal amount at maturity of Debentures owned by the Selling Securityholders, and the respective principal amount of Debentures offered by the Selling Securityholders hereby. Unless otherwise indicated, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with XL Capital Ltd or any of its affiliates. Because the Selling Securityholders may offer all or some portion of their Debentures or the Ordinary Shares issued upon exchange of their Debentures, pursuant to this Prospectus Supplement, no estimate can be given as to the amount of the Debentures or the Ordinary Shares issued upon exchange of the Debentures that will be held by the Selling Securityholders upon termination of any sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, or the Ordinary Shares issued upon exchange of their Debentures, since the date on which they provided the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.

     Unless otherwise indicated, each Selling Securityholder is offering all Debentures beneficially owned by them pursuant to this Prospectus Supplement. No securityholder may offer their Debentures, or the Ordinary Shares issued upon exchange of their Debentures, pursuant to this Prospectus Supplement until the securityholder is named as a Selling Securityholder in this Prospectus Supplement or in another supplement to the Prospectus.



                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
------------------------------------       -------------------    -----------    ----------------    ---------------
Tribeca Investments, L.L.C..........            20,000,000              2.0              118,934           *

Continental Casualty Company........             4,300,000              *                 25,571           *

J.P. Morgan Securities Inc..........            14,500,000              1.4               86,228           *

Lord Abbett Bond Debenture Fund,
   Inc..............................            12,500,000              1.2               74,334           *

CFFX, LLC...........................            11,000,000              1.1               65,414           *

Global Bermuda Limited Partnership..             3,500,000              *                 20,814           *

Lakeshore International Ltd.........             6,500,000              *                 38,654           *

MedAmerica Insurance c/o
   Income Research & Management.....             2,900,000              *                 17,245           *

MedAmerica New York Insurance c/o
   Income Research & Management.....             1,200,000              *                  7,136           *

Van Kampen Harbor Fund..............            10,000,000              1.0                59,467          *

Putnam Convertible Income-
   Growth Trust.....................             9,110,000              *                  54,174          *

Putnam Variable Trust-
   Putnam VT Global Asset
   Allocation Fund..................               320,000              *                   1,903          *

Putnam Convertible Opportunities and
   Income Trust.....................               320,000              *                   1,903          *

Putnam Asset Allocation
   Funds-Balanced Portfolio.........             1,210,000              *                   7,196          *

Putnam Asset Allocation
   Funds-Conservative Portfolio.....               940,000              *                   5,590          *

Lincoln National Global Asset
   Allocation Fund, Inc.............               150,000              *                     892          *

Museum of Fine Arts, Boston.........                30,000              *                     178          *

Parker-Hannifin Corporation.........               250,000              *                   1,487          *

Zola Partners, LP...................             1,100,000              *                   6,541          *

HSBC Ttee Zola Managed Trust........             1,100,000              *                   6,541          *

Lyxor Master Fund...................             1,250,000              *                   7,433          *


                                      -4-


                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
------------------------------------       -------------------    -----------    ----------------    ---------------

JMG Triton Offshore Fund, LTD.......            11,000,000              1.1                65,414          *

D.E. Shaw Investments, L.P..........             5,200,000              *                  30,923          *

D.E. Shaw Valence, L.P..............            20,800,000              2.1               123,691          *

Highbridge International LLC........            29,000,000              2.9               172,454          *

NCMIC Insurance Co..................               350,000              *                   2,081          *

The Reciprocal of America...........               450,000              *                   2,676          *

Primex, Ltd.........................               250,000              *                   1,487          *

OHIC Insurance Co...................               825,000              *                   4,906          *

Princeton Insurance Co..............             5,000,000              *                  29,734          *

Medical Liability Mutual
   Insurance Co.....................            38,500,000              3.8               228,948          *

Mag Mutual Insurance Co.............               325,000              *                   1,933          *

Landesbank Schleswig-Holstein
   International S.A................            30,000,000              3.0               178,401          *

Purchase Associates, L.P............               559,000              *                   3,324          *

Commonfund Event Driven Company c/o IBT
   Fund Services
   (Cayman).........................                67,000              *                     398          *

Levco Alternative Fund, Ltd.........             2,114,000              *                  12,571          *

Continental Assurance Company Separate
   Account (E)......................               700,000              *                   4,163          *

Alta Partners Holdings, LDC.........             8,000,000              *                  47,574          *

Aristeia Trading, LLC...............             3,675,000              *                  21,854          *

Aristeia International, Limited.....            10,000,000              1.0                59,467          *

Citi JL, Ltd........................                88,000              *                     523          *

Credit Suisse Asset Management......             3,000,000              *                  17,840          *

KBC Financial Products USA Inc......             6,500,000              *                  38,654         *

Lincoln National Convertible Securities
   Fund.............................             3,250,000              *                  19,327         *

AIG Soundshore Strategic Holding Fund
   Ltd..............................            10,895,000              1.1                64,789         *


                                      -5-

                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
------------------------------------       -------------------    -----------    ----------------    ---------------

AIG Soundshore Opportunity Holding Fund
   Ltd..............................            13,105,000              1.3                77,932         *

Wilmington Trust Company as owner
   trustee for the Forrestal Funding
   Master Trust.....................             7,500,000              *                  44,600         *

Ohio Bureau of Workers Compensa-
   tion.............................               437,000              *                   2,599         *

AXIS Capital Management Ltd.........            21,300,000              2.1               126,665         *

Goldman Sachs and Company...........            20,000,000              2.0               118,934         *

Morgan Stanley......................            32,925,000              3.3               195,795         *

Credit Industriel D'Alsace Et De
   Loraine..........................            26,000,000              2.6               154,614         *

BNP Paribas Equity Strategies SNC
   L.P..............................             5,143,000              *                  30,584         *

CooperNeff Convertible Strategies Fund,
   L.P..............................               857,000              *                   5,096         *

Societe Generale....................            50,541,000              5.0               300,552         *

UBS AG London Branch................            19,500,000              1.9               115,961         *

Salomon Smith Barney Inc............             8,930,000              *                  53,104         *

Susquehanna Capital Group...........             7,500,000              *                  44,600         *

AIG Soundshore Holdings Ltd.........             7,500,000              *                  44,600         *

Tokai Asia Ltd......................            20,000,000              2.0               118,934         *

First Union Securities Inc..........            10,000,000              1.0                59,467         *

BTES - Convertible Arb..............             2,500,000              *                  14,867         *

BTPO - Growth vs Value..............             6,000,000              *                  35,680         *

Cheyne Capitol Management
   Limited..........................             2,000,000              *                  11,893         *

Newport Investments Inc.............             1,700,000              *                  10,109         *

Alpha U.S. Sub Fund VIII, LLC.......               600,000              *                   3,568         *

Deephaven Domestic Convertible Trading
   Ltd..............................            22,700,000              2.3               134,990         *

KBC Financial Products (Cayman Islands)
   Limited..........................            12,000,000              1.2                71,360         *


                                      -6-

                                           Aggregate Principal    Percentage      Number of Our       Percentage of
                                           Amount at Maturity         of         Ordinary Shares      Our Ordinary
                                           of Debentures That     Debentures     That May be Sold        Shares
                  Name                         May be Sold        Outstanding          (1)           Outstanding (2)
------------------------------------       -------------------    -----------    ----------------    ---------------

Ellsworth Convertible Growth and Income
   Fund, Inc........................             1,500,000              *                   8,920         *

Bancroft Convertible Fund, Inc......             1,500,000              *                   8,920         *

CDC IXIS Paris......................             5,000,000              *                  29,734         *

Beamtenkasse Des Kanton Zurich......             3,000,000              *                  17,840         *

Hamilton Partners Limited...........               500,000              *                   2,973         *

Gaia Offshore Master Fund Ltd.......             4,650,000              *                  27,652         *

Oppenheimer Convertible Securities
   Fund.............................             6,000,000              *                  35,680         *

Salomon Brothers Asset Manage-
   ment, Inc........................            11,525,000              1.1                68,536         *

ADI Convex Valor....................             5,500,000              *                  32,707         *

UBS AG LON F/B/O PB.................            60,000,000              5.9               356,802         *

Hamilton Multi-Strategy Master Fund,
   L.P..............................               500,000              *                   2,973         *

Deutsche Bank Securities Inc........             4,346,000              *                  25,844         *

The Northwest Convertible Arbitrage
   Fund.............................            21,300,000              2.1               126,665         *

All other holders of Debentures or
   future transferees, pledgees,
   donees, assignees or successors
   of any such holders(3)(4)........           268,772,000             26.6             1,598,307          1.2

Total...............................         1,010,834,000            100.0             6,011,127          4.4



*    Less than one percent (1%).

(1) Assumes conversion of all of the holder's Debentures at a conversion rate of 5.9467 Ordinary Shares per $1,000 principal amount at maturity of the Debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights." As a result, the number of our Ordinary Shares issuable upon conversion of the Debentures may increase or decrease in the future. Does not include our Ordinary Shares that may be issued by us upon purchase of the Debentures by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 135,465,673 Ordinary Shares outstanding as of May 10, 2002. In calculating this amount for each holder, we treated as outstanding the number of our Ordinary Shares issuable upon conversion of all of that holder's Debentures, but we did not assume conversion of any other holder's Debentures. Does not include our Ordinary Shares that may be issued by us upon purchase of the Debentures by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of Debentures, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of Debentures, do not beneficially own any of our Ordinary Shares other than the Ordinary Shares issuable upon conversion of the Debentures at the initial conversion rate.


     All information in this Prospectus Supplement is as of June 10, 2002.


            The date of this Prospectus Supplement is June 10, 2002.